EXHIBIT 4.3

                     INCENTIVE STOCK OPTION
                     Date of Grant:  (date)
                        Expires:  (date)
                             (name)


          KNOW ALL MEN BY THESE PRESENTS that, for valuable consideration, including service as a key employee, Acceptance Insurance Companies Inc. (the "Company") hereby grants, under the Company's 1996 Incentive Stock Option Plan (the "1996 Plan"), to
(name) (the "Optionee") the right, privilege, and option to purchase ________ shares ("Option Shares") of its $.40 per share par value common stock ("Common Stock") at an exercise price per Option Share determined in accordance with Section 1 below, in the manner and subject to the conditions hereinafter provided. The date of grant of the Option ("Date of Grant") is (date).
This option expires ten years from the Date of Grant.
Capitalized terms herein shall, unless otherwise indicated, have the meaning ascribed to them in the 1996 Plan, a copy of which is attached hereto and hereby incorporated herein.

          Section 1. Exercise. This Option shall be exercisable in five equal installments, at increasing exercise prices, as set forth below, provided the Optionee has completed the years of service as an employee of the Company set forth below. The closing price of the Common Stock, on the New York Stock Exchange, Inc. on the date nearest preceding the granting of the Option was $__________ per share.

                           Exercise                Minimum Years
Installment                 Price                   of Service
    1                     $_________                  1 Year
    2                     $_________                  2 Years
    3                     $_________                  3 Years
    4                     $_________                  4 Years
    5                     $_________                  5 Years

          The Option shall be exercisable as to each installment when the closing sale price of the Common Stock on the New York
Stock Exchange, Inc., shall meet or exceed the exercise price for 20 days during any 40 consecutive trading day period.

          The Option, to the extent that it has become exercisable, may be exercised in whole or in part at any time, or from time to time thereafter, until the expiration of the Option. The Option shall expire ten years after the Date of Grant, except that Options granted to a person who owns more than 10% of the voting power of the shares of the Company or of the parent or any subsidiary of the Company, shall expire five years after the Date of Grant.


          The Option Shares being purchased may be paid for (a) in cash, or (b) by delivery to the Company of whole shares of Common Stock (including previously owned shares and shares acquired upon partial exercise of the Option) evidenced by negotiable stock certificates duly endorsed for transfer in blank and not subject to any applicable restrictions on transfer, valued for such purpose at the highest sale price of the Common Stock as reported on the New York Stock Exchange Composite Listing for the day immediately preceding the date of exercise, or, if there were no sales on such date, on the next preceding date on which there were such sales, or (c) any combination of the foregoing.

          On the date specified in the notice of election referred to herein, or an adjourned date provided for later in this paragraph, the Company shall deliver or cause to be delivered to the Optionee certificates for the number of shares with respect to which the Option is being exercised, against payment for them. Delivery of the certificates may be made at the principal office of the Company or at the office of a transfer agent appointed for the shares of the Company. No shares shall be issued until full payment for them has been made in accordance with the provisions hereof; and the Optionee has none of the rights of a shareholder until the shares are issued as herein provided. In the event of any failure to take up and pay for the number of shares specified in the notice of election on the date set forth therein, or an adjourned date, the Option shall become inoperative as to such number of shares, but shall continue with respect to any remaining shares covered by the Option and not yet acquired pursuant to it. If any law, or any regulation of the Securities and Exchange Commission or of any other body having jurisdiction, shall require the Company or the Optionee to take any action in connection with the shares specified in the notice of election, then the date specified therein for the delivery of the shares shall be adjourned until the completion of the necessary action.

          Section 2.  Termination of Employment.

          (a) In the event a Participant shall cease to be employed by the Corporation or any Subsidiary while he is holding one or more Options, each outstanding Option, or any portion thereof, which is exercisable on the date of such termination shall expire at the earlier of the expiration of its term or the following:

               (i)  one year, in the case of a "Nonqualified"
     Stock Option, and three months, in the case of an Incentive
     Stock Option, after termination for any reason other than death or permanent disability.

               (ii) one year after termination due to disability within the meaning of Section 22(e)(3) of the Code as determined by the Committee; or

               (iii) one year after the Participant's death.

          In the event of death within the up to three month or one year period set forth in clause (i) above, as appropriate, while any portion of the Option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period of up to one year after the Participant's death but not beyond the expiration of the term of the Option.

          (b) For the purposes of this Section, it shall not be considered a termination of employment when a Participant is placed by the Corporation or any Subsidiary on a military or sick leave or such other type of leave of absence which is considered as continuing intact the employment relationship of the Participant under applicable provisions of the Code. In the case of such leave of absence the employment relationship shall be continued until the later of the date when such leave equals ninety (90) days or the date when the Participant's right to reemployment with the Corporation or such Subsidiary shall no longer be guaranteed either by statute or contract.

          Unless otherwise determined by the Committee, any portion of an Option held by a Participant that is not exercisable on the date such Participant's employment terminates shall expire as of such termination date.

          Section 3. Adjustments. In the event that the Company shall effect a stock dividend, stock split or other subdivision, recapitalization, reorganization, merger, consolidation or change in the shares of Common Stock, spin-off or other similar event which affects the Common Stock, then, subject to the provisions of Section 4 hereof, the Committee shall make such adjustment in the number or kind of shares which may be awarded under the 1996 Plan or in the number or kind of shares covered by any outstanding Options, and/or in such Option's Exercise Price, as shall equitably be required to maintain rights of Participants under Options held by them.

          Section 4.  Change in Control.

          (a) Accelerated Vesting and Payment. Subject to the provisions of Section 4(b) below, in the event of a Change in Control, each Option whether or not currently exercisable shall promptly be canceled in exchange for a payment in cash of an amount equal to the excess of the Change of Control Price over the Exercise Price for such Option.

          (b) Alternative Awards. Notwithstanding Section 4(a), no cancellation and cash settlement shall occur with respect to any Award or class of Awards if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Award or class of Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted aware hereinafter call an "Alternative Award") by a successor to the Company (or the parent or a subsidiary of such successor) immediately following the Change of Control, provided that any such Alterative Award must:

               (i) be based on stock which is traded on an established securities market, or which will be so traded within 60 days following the Change of Control;

               (ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award;

               (iii) have substantially equivalent economic value to such Award (determined by the Committee as constituted immediately prior to the Change in Control, in its sole discretion) promptly after a Change in Control; and

               (iv) have terms and conditions which provide that, following a Change of Control, any conditions on a Participant's rights under, or any restrictions or conditions on transfer or exercisability applicable to each such Award, shall be waived or lapse as the case may be.

          Section 5.  Miscellaneous.

          (a) The Company shall (i) register the shares underlying this Option under the Securities Act of 1933, as amended, on Form S-8, or other appropriate form of registration statement, (ii) qualify such shares where required under state securities laws, and (iii) cause such shares to be listed on the New York Stock Exchange, Inc.

          (b) The Option shall be exercisable only by the Optionee during his or her lifetime, and shall not be assignable or transferrable otherwise than by will or by the laws of descent and distribution.

          (c) As a condition of the granting of this Option the Optionee and his or her successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Option shall be determined by the Committee in its sole discretion and judgment and that any such determination and interpretation by the Committee of the terms of this Option shall be final and shall be binding and conclusive for all purposes.

          (d) The provisions hereof are subject to the terms and provisions of the 1996 Plan. In the event of any conflict between the provisions of this Option and the provisions of the 1996 Plan, the provisions of the Plan shall control.

          Dated (date).


                              ACCEPTANCE INSURANCE COMPANIES INC.



                              By ________________________________
                                   Kenneth C. Coon
                                   Chairman and Chief Executive
Officer

Attest:



______________________________
Donn E. Davis, Secretary